EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Rockwell Medical, Inc. on Form S-8 of our reports dated March 3, 2015 on the consolidated financial statements and related financial statement schedule of Rockwell Medical, Inc. as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, appearing in the Annual Report on Form 10-K of Rockwell Medical, Inc. for the year ended December 31, 2014, as amended.

/s/ Plante & Moran, PLLC

Clinton Township, Michigan

June 2, 2015